Exhibit 99.2

FA Email

Subject: CNL Healthcare Properties News: Special Distribution, Updated Estimated NAV and Quarterly Distributions

May 22, 2019

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Advisor:

In connection with the recent sale of assets to subsidiaries of Welltower Inc (NYSE: WELL), the company’s board of directors has approved (i) a special distribution to shareholders (ii) an updated estimated net asset value (NAV) per share, and (iii) adjusted the regular quarterly distribution rate.

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Net sales proceeds after closing costs, repayment of related debt, pro-rations and other adjustments was approximately $550 million. The board of directors approved the remaining proceeds to be used to rebalance corporate borrowings and make the company’s first special distribution to shareholders. Rebalancing the corporate borrowings allows the company to deleverage its portfolio and further strengthen its balance sheet, while it enhances the value and profitability of the rest of the portfolio as it seeks to maximize total returns for shareholders over the long-term.

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A special distribution of $2.00 per share, total of approximately $350.6 million, will be paid to shareholders of record as of the close of business on May 22, 2019. Payment will be made on or about May 28, 2019 and will be preceded by this letter to be mailed on or about May 24, 2019. This is the first special distribution the company has made since it began exploring strategic alternatives to provide liquidity to its shareholders.

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An adjusted estimated NAV[1] per share of $7.99 as of Dec. 31, 2018, has been approved by the board of directors and is reflective of the sale, the special distribution to be paid to shareholders and a reconciliation of actual closing costs.

Estimated NAV Per Share	Description

$10.01	Estimated NAV per share as of Dec. 31, 2018

$(2.00)	Special distribution to shareholders

$(0.02)	Closing and related costs

(reconciliation of actual to estimated closing costs)

$7.99	Updated 2018 NAV per share as of Dec. 31, 2018

(based on Dec. 31, 2018 balance sheet)

The company issued this updated NAV primarily to assist certain broker-dealers with establishing a statement value. The company does not intend to conduct another valuation until year-end December 2019. The estimated NAV is a snapshot in time and is not indicative of value the company or its shareholders may receive now or in the future. Please review the company’s latest financial filings for more details on performance metrics.

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The board has declared $0.0512 per share, compared to $0.1164 per share, as the regular quarterly distribution for the second quarter.[2] The second quarter distribution is payable on or about June 11, 2019, to shareholders of record as of the close of business on June 1, 2019. The board of directors approved this adjustment to the company’s distribution policy given the sale of 59 assets (55 to Welltower and 4 to Global Medical REIT) and the 11 assets currently held for sale, which will reduce the company’s earnings base and cash generated from operations. The board determined that this adjustment was appropriate for the company’s continued operation (given its size, debt profile, dividend coverage goals, life cycle and seniors housing portfolio) as it seeks to enhance value and profitability of the remaining portfolio.

Additional Information

•	The 55 properties to Welltower were sold for $1.25 billion and initially purchased for an aggregate of approximately $1.01 billion.

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The special distribution will be reflected in shareholders’ Form 1099 for the year ending Dec. 31, 2019. The tax determination is expected to be based on the company’s taxable results for the year ending Dec. 31, 2019. Shareholders are advised to consult their tax advisors regarding the tax consequences of the special distribution due to their investment or tax circumstances.

•	83 assets remain in the portfolio: 71 seniors housing, 11 post-acute & acute care (marked as “held for sale” in the portfolio) and 1 vacant land parcel.

For additional information about the sale, please read the Current Report on Form 8-K filed with the SEC on May 22, 2019, contact your sales representative directly or call CNL Client Services, 866-650-0650, option 2.

1 The estimated NAV per share is only an estimate and is based on several assumptions and estimates that may not be correct. The NAV is based on numerous assumptions and estimates with respect to industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, the company’s advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

2 Distributions are not guaranteed in frequency or amount. Distributions have been and may in the future be paid by borrowings or operating cash flows as defined by GAAP. The company’s distribution is subsidized by expense waivers that will be reimbursed to the advisor in the form of restricted stock. For the three months ended March 31, 2019, approximately 100 percent of cash distributions were covered by operating cash flow as defined by GAAP. For the years ended Dec. 31, 2018, 2017, 2016, 2015, 2014 and 2013, approximately 83, 91, 94, 45, 34 and 13 percent, respectively, of total distributions were covered by operating cash flow and approximately 17, 9, 6, 55, 66 and 87 percent, respectively, were funded by offering proceeds. For the years ended Dec. 31, 2012 and 2011, the company’s first two years of operations, distributions were not covered by operating cash flow and were 100 percent funded by offering proceeds.

If the company fails to acquire or maintain its qualification as a REIT for any taxable year, it will be subject to federal income tax and net earnings available for investment or distributions would be reduced. The use of leverage may hinder the company’s ability to pay distributions and/or decrease the value of shareholders’ investments.

There are significant risks associated with the seniors housing and healthcare sectors, including market risks impacting demand, competition from other entities, litigation risks and the cost of being responsive to changing government regulations.

FOR BROKER-DEALER AND RIA USE ONLY.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. The reader should not place undue reliance on forward-looking statements.

CHP-0519-850455-BD